Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-259205

Pricing Supplement Dated November 15, 2023 To the Product Prospectus Supplement ERN-ES-1 Dated August 1, 2023, and the Prospectus Supplement and Prospectus, Each Dated September 14, 2021	Buffered Digital Notes Each Linked to a Different Reference Stock, Due November 20, 2025 Royal Bank of Canada

Royal Bank of Canada is offering two separate Buffered Digital Notes (the “Notes”). Each of the Notes is linked to the performance of the common stock of a different issuer (in each case, a “Reference Stock”). You may participate in one or both of the offerings. The performance of each of the Notes will not depend upon the performance of the other issuance of the Notes.
Reference Stock	CUSIP	Initial Stock Price	Buffer Price	Digital Return	Initial Estimated Value (per $1,000 in Principal Amount)
NVIDIA Corporation ("NVDA")	78016N4K0	$488.88	$391.10, which is 80% of the Initial Stock Price*	33%	$967.76
Amazon.com, Inc. ("AMZN")	78016N4J3	$143.20	$114.56, which is 80% of the Initial Stock Price	22%	$973.56
* Rounded to two decimal places.
•
If the Final Stock Price of the applicable Reference Stock is greater than or equal to the Buffer Price, the Notes will pay at maturity an amount equal to the principal amount plus the applicable Digital Return. Each Digital Return is set forth in the table above.

•
If the Final Stock Price of the applicable Reference Stock is less than its Buffer Price, investors will lose 1% of the principal amount of the applicable Notes for each 1% that the applicable Final Stock Price has decreased by more than 20% from its Initial Stock Price.

•	All payments on the Notes are subject to our credit risk.
•	The Notes do not pay interest.
•	The Notes will not be listed on any securities exchange.
Issue Date: November 20, 2023
Maturity Date: November 20, 2025
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement, “Risk Factors” beginning on page PS-4 of the product prospectus supplement dated August 1, 2023, and “Risk Factors” beginning on page S-2 of the prospectus supplement dated September 14, 2021.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per NVDA-Linked Note	Total	Per AMZN-Linked Note	Total
Price to public(1)	100.00%	$100,000	100.00%	$90,000
Underwriting discounts and commissions(1)	2.25%	$2,250	2.25%	$2,025
Proceeds to Royal Bank of Canada	97.75%	$97,750	97.75%	$87,975
(1)
We or one of our affiliates may pay varying selling concessions of up to $22.50 per $1,000 in principal amount of each of the Notes in connection with the distribution of the Notes to other registered broker dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $977.50 and $1,000 per $1,000 in principal amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of each of the Notes as of the Trade Date is set forth above for each $1,000 in principal amount of the applicable Notes, which is less than the price to public. The actual value of each of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Buffered Digital Notes Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (the “Bank”)
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Reference Stocks:	As set forth on the cover page.
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Trade Date (Pricing Date):	November 15, 2023
Issue Date:	November 20, 2023
Valuation Date:	November 17, 2025
Maturity Date:	November 20, 2025, subject to extension for market and other disruptions, as described in the product prospectus supplement.
Payment at Maturity (if held to maturity):
If the Final Stock Price is greater than or equal to the Buffer Price (that is, the Percentage Change is at least -20.00%), then the investor will receive an amount per $1,000 principal amount per Note equal to:
$1,000 + ($1,000 × Digital Return)
If the Final Stock Price is less than the Buffer Price (that is, the Percentage Change is less than -20.00%), then the investor will receive a cash payment equal to:
Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)]
In this case, you could lose a substantial portion of the principal amount.

Percentage Change:	The Percentage Change for the applicable Reference Stock, expressed as a percentage, is calculated using the following formula: Final Stock Price – Initial Stock Price Initial Stock Price
Initial Stock Price:	The closing price of the applicable Reference Stock on the Trade Date, as set forth on the cover page of this pricing supplement.
Final Stock Price:	The closing price of the applicable Reference Stock on the Valuation Date.
Digital Return:	For each Note, as set forth on the cover page of this document (in each case, to be determined on the Trade Date).
Buffer Percentage:	20%
Buffer Price:	80% of the Initial Stock Price of the applicable Reference Stock, as set forth on the cover page of this pricing supplement.
Principal at Risk:	The Notes are NOT principal protected. You may lose a substantial portion of your principal amount at maturity if the applicable Final Stock Price is less than the applicable Buffer Price.
Stock Settlement:	Not applicable. Payments on the Notes will be made only in cash.

P-2	RBC Capital Markets, LLC

Buffered Digital Notes Royal Bank of Canada
Calculation Agent:	RBCCM
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the applicable Notes as a pre-paid cash-settled derivative contract linked to the applicable Reference Stock for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of Ashurst LLP, our special U.S. tax counsel) in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in each of the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus dated September 14, 2021).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” in this section and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this pricing supplement.

P-3	RBC Capital Markets, LLC

Buffered Digital Notes Royal Bank of Canada
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021 and the product prospectus supplement dated August 1, 2023, relating to our Senior Global Medium-Term Notes, Series I, of which each of these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 14, 2021 and “Risk Factors" in the product prospectus supplement dated August 1, 2023, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Product Prospectus Supplement ERN-ES-1 dated August 1, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123037672/brhc20056857_424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Buffered Digital Notes Royal Bank of Canada
HYPOTHETICAL EXAMPLES
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of each Reference Stock used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of any Initial Stock Price, any Final Stock Price or the price of any Reference Stock on any trading day prior to the Maturity Date. All examples are based on a hypothetical Digital Return of 21% of the principal amount of the Notes (the actual Digital Return for each of the Notes is set forth on the cover page of this document) and a Buffer Percentage of 20% (the Buffer Price is 80% of the Initial Stock Price), and assume that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.
Hypothetical Percentage Changes are shown in the first column on the left. The second column shows the Redemption Amount, as a percentage of the principal amount, for a range of Percentage Changes on the Valuation Date. The third column shows the Redemption Amount to be paid on the Notes per $1,000 in principal amount.
Hypothetical Percentage Change	Redemption Amount as Percentage of Principal Amount	Redemption Amount per $1,000 in Principal Amount
50.00%	121.00%	$1,210.00
40.00%	121.00%	$1,210.00
30.00%	121.00%	$1,210.00
21.00%	121.00%	$1,210.00
20.00%	121.00%	$1,210.00
10.00%	121.00%	$1,210.00
0.00%	121.00%	$1,210.00
-5.00%	121.00%	$1,210.00
-10.00%	121.00%	$1,210.00
-15.00%	121.00%	$1,210.00
-20.00%	121.00%	$1,210.00
-30.00%	90.00%	$900.00
-40.00%	80.00%	$800.00
-50.00%	70.00%	$700.00
-60.00%	60.00%	$600.00
-70.00%	50.00%	$500.00
-80.00%	40.00%	$400.00
-90.00%	30.00%	$300.00
-100.00%	20.00%	$200.00

P-5	RBC Capital Markets, LLC

Buffered Digital Notes Royal Bank of Canada
The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1 —	Calculation of the Payment at Maturity where the Percentage Change is negative, but the Final Stock Price of the applicable Reference Stock is greater than its Buffer Price.
	Percentage Change:	-10%
	Payment at Maturity:	$1,000 + ($1,000 x 21.00%) = $1,000 + $210 = $1,210

On a $1,000 investment, a Percentage Change of -10% results in a Payment at Maturity of $1,210, a 21.00% return on the Notes.
In this case, the return on the Notes is greater than the Percentage Change. The return on the Notes is positive, even though the Percentage Change is negative.

Example 2 —	Calculation of the Payment at Maturity where the Percentage Change is positive.
	Percentage Change:	70%
	Payment at Maturity:	$1,000 + ($1,000 x 21.00%) = $1,000 + $210 = $1,210

In this case, on a $1,000 investment, a Percentage Change of 70% results in a Payment at Maturity of $1,210.00, a 21.00% return on the Notes.
In this case, the return on the Notes is less than the Percentage Change.

Example 3 —	Calculation of the Payment at Maturity where the Percentage Change is negative, and its Final Stock Price is less than the Buffer Price.
	Percentage Change:	-50%
	Payment at Maturity:	$1,000 + [$1,000 × (Percentage Change + Buffer Percentage)] $1,000 + [$1,000 × (-50% + 20%)] = $700
	In this case, on a $1,000 investment, a Percentage Change of -50% results in a Payment at Maturity of $700, a -30% return on the Notes.

P-6	RBC Capital Markets, LLC

Buffered Digital Notes Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the applicable Reference Stock. These risks are explained in more detail in the section “Risk Factors" in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms and Structure of the Notes
•
You May Receive Less Than the Principal Amount at Maturity — Investors in each of the Notes could lose a substantial portion of their principal amount if there is a decline in the price of the applicable Reference Stock. You will lose 1% of the principal amount of your Notes for each 1% that the applicable Final Stock Price is less than the applicable Buffer Price.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the applicable Notes, which could be negative, may be less than the return you could earn on other investments. Your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
Your Potential Payment at Maturity Is Limited — Each of the Notes will provide less opportunity to participate in the appreciation of the applicable Reference Stock than an investment in a security linked to that Reference Stock providing full participation in the appreciation, because the payment at maturity will not exceed the applicable return represented by the applicable Digital Return. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the applicable Reference Stock.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of the applicable amount due on the maturity date for your Notes is dependent upon our ability to repay our obligations at that time. This will be the case even if the price of the applicable Reference Stock increases after the Trade Date. No assurance can be given as to what our financial condition will be at the maturity of the Notes.

Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for any of the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for any of the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value of each of the Notes that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the applicable Reference Stock, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of

P-7	RBC Capital Markets, LLC

Buffered Digital Notes Royal Bank of Canada
the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount or the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•
The Initial Estimated Value of the Notes that Is Set Forth on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the applicable Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of each of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
•
Our Business Activities and Those of Our Affiliates May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to each Reference Stock that are not for the account of holders of the applicable Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the price of the applicable Reference Stock, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the Reference Stocks (each, a "Reference Stock Issuer"), including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the applicable Notes. Any of these activities by us or one or more of our affiliates may affect the prices of the Reference Stocks, and, therefore, the market value of the applicable Notes.

Risks Relating to the Reference Stocks
•
Owning the Notes Is Not the Same as Owning the Reference Stock –– The return on your Notes is unlikely to reflect the return you would realize if you actually owned the applicable Reference Stock. For example, you will not receive or be entitled to receive any dividend payments or other distributions on the applicable Reference Stock during the term of your Notes; accordingly, an investment in the applicable Notes may return less than an actual investment in the applicable Reference Stock. As an owner of the Notes, you will not have voting rights or any other rights that holders of the applicable Reference Stock may have. Furthermore, the applicable Reference Stock may appreciate substantially during the term of the Notes, and you will not fully participate in such appreciation.

P-8	RBC Capital Markets, LLC

Buffered Digital Notes Royal Bank of Canada
•
There Is No Affiliation Between the Reference Stock Issuer and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Reference Stock Issuer — We are not affiliated with the Reference Stock Issuers. However, we and our affiliates may currently, or from time to time in the future engage, in business with the applicable Reference Stock Issuer for your Notes. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares. You, as an investor in the Notes, should make your own investigation into the applicable Reference Stock. The Reference Stock Issuers are not involved in the offering of the Notes linked to the applicable Reference Stock and have no obligation of any sort with respect to those Notes. The Reference Stock Issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of the applicable Notes.

•
Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments — The payment at maturity and the Valuation Date for each of the Notes are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-9	RBC Capital Markets, LLC

Buffered Digital Notes Royal Bank of Canada
INFORMATION REGARDING THE REFERENCE STOCK ISSUERS
Each Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information filed with the SEC can be obtained through the SEC’s website at www.sec.gov. In addition, information regarding each Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
None of those documents are included or incorporated by reference in this document. The following information regarding the Reference Stock Issuers is derived from publicly available information. We have not independently verified the accuracy or completeness of reports filed by any Reference Stock Issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
NVIDIA Corporation ("NVDA")
NVIDIA Corporation designs, develops, and markets three dimensional graphics processors and related software. The company offers products that provide interactive 3D graphics to the mainstream personal computer market.
The company’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “NVDA”.
Amazon.com, Inc. ("AMZN")
Amazon.com, Inc. is an online retailer that offers a range of products including books, music, computers, electronics and numerous other products. The company also operates a cloud platform.
The company's common stock is listed on the Nasdaq Global Select Market under the ticker symbol "AMZN".

P-10	RBC Capital Markets, LLC

Buffered Digital Notes Royal Bank of Canada
Historical Information for NVIDIA Corporation
The graph below sets forth the information relating to the historical performance of NVIDIA Corporation for the period from January 1, 2013 through November 15, 2023. We obtained the information in the graph from Bloomberg Financial Markets, without independent verification.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-11	RBC Capital Markets, LLC

Buffered Digital Notes Royal Bank of Canada
Historical Information for Amazon.com, Inc.
The graph below sets forth the information relating to the historical performance of Amazon.com, Inc. for the period from January 1, 2013 through November 15, 2023. We obtained the information in the graph from Bloomberg Financial Markets, without independent verification.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-12	RBC Capital Markets, LLC

Buffered Digital Notes Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the applicable Reference Stock or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P-13	RBC Capital Markets, LLC

Buffered Digital Notes Royal Bank of Canada
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of each of the Notes will be made against payment for the Notes on November 20, 2023, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated September 14, 2021. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 14, 2021.
We will deliver each of the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document. In addition to the underwriting discount set forth on the cover page, we or one of our affiliates may also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to the offerings of the Notes.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the applicable Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the applicable Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the applicable Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the applicable Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of each of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

P-14	RBC Capital Markets, LLC

Buffered Digital Notes Royal Bank of Canada
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the applicable Reference Stock. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is included on the cover page of this pricing supplement, any value of the applicable Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under each of the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the applicable Reference Stock, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of each of the Notes also reflects the underwriting discount and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law, to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 14, 2021, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated September 14, 2021.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 14, 2021, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated September 14, 2021.

P-15	RBC Capital Markets, LLC